EXHIBIT 77M

Merger of RiverSource New Dimensions Fund into RiverSource Large Cap Equity Fund

On March 10, 2006, RiverSource New Dimensions Fund (the Selling Fund), a series of AXP Dimensions Series, Inc. (the Selling Corporation), merged into RiverSource Large Cap Equity Fund (the Buying Fund), a series of AXP Growth Series, Inc. (the Buying Corporation).

BOARD ACTION: Board members of the Selling Corporation and the Buying Corporation, at meetings held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a shareholder meeting held on February 15, 2006.

TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for Class A, B, C, I and Y shares of the Buying Fund. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. Ameriprise Financial, Inc. agreed to bear the costs of effecting the Reorganization.


Merger of RiverSource Stock Fund into RiverSource Disciplined Equity Fund

On March 10, 2006, RiverSource Stock Fund (the Selling Fund), a series of AXP Stock Series, Inc. (the Selling Corporation), merged into RiverSource Disciplined Equity Fund (the Buying Fund), a series of AXP Growth Series, Inc. (the Buying Corporation).

BOARD ACTION: Board members of the Selling Corporation and the Buying Corporation, at meetings held on November 9-10, 2005, approved an Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing shareholders of the respective Fund would not be diluted as a result of the reorganization.

SHAREHOLDER APPROVAL: The shareholders of the Selling Fund approved the Agreement between the Selling Fund and the Buying Fund at a shareholder meeting held on February 15, 2006.
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TERMS OF THE REORGANIZATION: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for Class A, B, C, I and Y shares of the Buying Fund. Those shares were distributed proportionately to the shareholders of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. The shareholders did not pay any sales charge in connection with the distribution of shares. Ameriprise Financial, Inc. agreed to bear the costs of effecting the Reorganization.